EXHIBIT 99.1

Gateway Financial Holdings Reports Results for the 3rd Quarter 2008 and for the Nine Months Ended September 30, 2008

 Highlights for the Quarter Include:
 * Incurs non-cash impairment charge on Government Sponsored
   Enterprise ("GSE") securities of $37.4 million
 * Agrees to merger with Hampton Roads Bankshares, Inc.
 * Asset Quality Remains Strong - Net Charge-offs at 0.14%
   year-to-date, NPL's at 0.43% of Loans Outstanding
 * Net Interest Margin improved to 3.20% from 3.03% in 2nd quarter
 * Paid a Quarterly Cash Dividend of $0.08 per share
 * All Regulatory Capital Ratios in Excess of Well-capitalized

VIRGINIA BEACH, Va., Oct. 29, 2008 (GLOBE NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported a net loss for the third quarter of 2008 of $37.4 million, as compared with net income of $4.2 million for the third quarter of 2007. The net loss for the quarter included an other-than-temporary impairment charge of $37.4 million ($36.8 million, net of $521,000 of limited capital gain tax benefit) on its investments in perpetual preferred securities issued by the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), collectively the "GSE securities." This determination was made as a result of the action taken by the United States Treasury Department and the Federal Housing Finance Agency on September 7, 2008, which placed Fannie Mae and Freddie Mac into conservatorship and suspended future dividends. Additionally, the third quarter of 2008 included approximately $1.34 million of non-recurring, non-interest expenses associated with the pending merger with Hampton Roads Bankshares, Inc., potential capital raises that were discontinued, and a potential acquisition that was abandoned. The third quarter earnings were further affected by a loan loss provision of $5.4 million, which was $4.65 million higher than the loan loss provision for the third quarter of 2007, and $3.2 million higher than the second quarter of this year.

The loss per diluted share was $3.02 for the third quarter of 2008, as compared with diluted earnings per share of $0.32 for the third quarter of the prior year, reflecting the other-than-temporary impairment charge related to the GSE securities in the third quarter of 2008, higher loan loss provision, and the non-recurring non-interest expenses discussed above.

For the first nine months of 2008, the Company reported a net loss of $32.3 million, as compared with net income of $8.7 million reported for the year-earlier nine-month period. The loss per diluted share was $2.70 for the 2008 nine-month period compared with diluted earnings per share of $0.72 for the nine months ended September 30, 2007. Year-to-date results also reflected the $37.4 million other-than-temporary impairment charge related to the investments in Fannie Mae and Freddie Mac preferred securities, the $1.34 million of non-recurring non-interest expenses, and higher loan loss provision incurred during the third quarter of 2008.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "Our industry is going through the most trying and challenging times since I have been associated with banking. Unfortunately, the nationwide housing downturn and depressed housing values moved Fannie Mae and Freddie Mac to be placed into conservatorship, requiring us to take an other-than-temporary impairment charge related to their preferred stock to earnings in the third quarter. At the time these investments were made earlier this year, they were the highest grade (AA+) preferred stock that one could acquire.

"It is important to note, however, despite this impairment charge and some non-recurring non-interest expenses that we incurred during the third quarter, our core banking operations continue to perform very well. Our net-interest margin continues to improve -- up to 3.20% in the third quarter from 3.03% in the second quarter of this year, and our asset quality is holding up well in these difficult economic times and as compared with our peer group. We continue to operate in solid and stable markets and remain confident in our ability to generate solid operating performance in the midst of the current credit cycle."

The aforementioned other-than-temporary impairment charge and gain on the disposition of property have been reported as a component of non-interest income, and the non-recurring expenses have been reported as a component of non-interest expenses in accordance with GAAP. Additionally, the third quarter of 2007 included a fair value gain and net cash settlements on the economic hedge of $1.34 million which was reported as a component of non-interest income in the third quarter of 2007 (there was no such item in 2008 as the economic hedge position was terminated in September 2007). Due to the volatility and lack of comparability caused by the other-than-temporary impairment charge, fair value gain and net cash settlements related to the economic hedge, gain on disposition of property, and the non-recurring non-interest expenses, management believes presentation of adjusted, non-GAAP proforma information throughout this press release (including non-interest income, total revenues, percentage of non-interest income to total revenues, and efficiency ratio) that excludes the effect of these items (collectively referred to as the "non-GAAP items") provides useful information to investors.

Merger with Hampton Roads Bankshares, Inc.

On September 24, 2008, Hampton Roads Bankshares, Inc., the financial holding company for Bank of Hampton Roads and Shore Bank, and Gateway Financial Holdings, Inc. jointly announced that the board of directors of each company approved the execution of, and the parties have executed, a definitive agreement in which Gateway Financial Holdings will merge with and into Hampton Roads Bankshares.

Under the terms of the merger agreement, Hampton Roads Bankshares will acquire all of the outstanding shares of Gateway Financial Holdings. Gateway Financial Holdings' shareholders will receive 0.67 shares of Hampton Roads Bankshares common stock for each share owned of Gateway Financial Holdings. Seven members of the Gateway Financial Holdings Board of Directors will join the Hampton Roads Bankshares Board of Directors. The companies value the deal at $101 million based upon the 20-day weighted average closing price of Hampton Roads Bankshares' stock through September 12, 2008, of $11.91.

The merger is anticipated to close in the fourth quarter of 2008 or the first quarter of 2009, and is in the due diligence phase as outlined by the merger agreement. As part of the merger agreement, Gateway Financial Holdings raised approximately $37.3 million in additional capital in the form of Series B non-convertible, non-cumulative, perpetual preferred stock, closing on the offering on September 29. Subsequent to the completion of the merger, Gateway Bank & Trust Co. will operate as a wholly owned subsidiary of Hampton Roads Bankshares. The companies anticipate that Gateway Bank & Trust Co.'s offices in Virginia Beach, Chesapeake, Norfolk and Suffolk, Virginia, will be converted to Bank of Hampton Roads locations with the additional consolidation of overlapping market locations. Gateway Bank & Trust Co.'s offices outside of South Hampton Roads will continue to operate as Gateway Bank & Trust Co. locations.

As indicated above, the merger agreement established a fair value of the Company, estimated at 0.67 of $11.91, or $7.98. Since this price is less than the book value of the Company at September 30, 2008, there is an indication that goodwill impairment exists. As a result, the Company is performing an evaluation of goodwill through the allocation of the implied value to its assets and liabilities. Additionally, the precise amount of the impairment is uncertain at this time, given the uncertainties in the marketplace and significant actions taken by the Federal government since the end of the third quarter that impact this evaluation. Once the evaluation is complete, related goodwill impairment charges will be reflected in the fourth quarter financial statements.

Revenues, Net Interest Margin, and Non-interest Income

Total revenue, defined as net interest income and non-interest income (and excluding the other-than-temporary charge related to the GSE securities and a gain from the sale of property during the quarter) was $20.3 million for the third quarter of 2008, an increase of 10.5% above the $18.3 million reported for the third quarter of 2007 (excluding the impact from the $1.34 million gain and net cash settlements from the economic hedge).

Net interest income for the third quarter of 2008 was $15.5 million, a $2.0 million or 14.4% increase over the $13.5 million reported for the third quarter of 2007. The increase in net interest income was primarily attributable to $416.7 million or 30.3% increase in average loans to $1.79 billion for the third quarter of 2008, from $1.38 billion for the 2007 third quarter. While net interest income increased due to the aforementioned growth in loans, the net interest margin decreased 29 basis points from 3.49% for the third quarter of 2007 to 3.20% for the third quarter of 2008. The margin compression resulted from the 325 basis points drop in interest rates that occurred since September of last year, including a 125 basis point reduction that occurred during an eight-day period in January. The reduction in interest rates had an immediate effect on revenue related to variable loans (which approximated 64% of the loan portfolio) during the first half of the year. However, the loan yield stabilized during the second quarter and increased slightly during the third quarter as a result of interest rate floors that have been added to renewing variable loans during the year. As a result of the repricing of higher rate certificates of deposit to lower rates and obtaining lower cost transaction account balances during the third quarter, we experienced a 28 basis point reduction in our cost of funds from June 2008 to September 2008, and our cost of funds has decreased 94 basis points since March 2008. This cost of funds reduction resulted in an improvement in our net interest margin of 17 basis points on a linked quarter basis from 3.03% for the second quarter to 3.20% for the third quarter. As a result of the expected continued reduction in our cost of funds, coupled with adding interest rate floors to the majority of new and renewing loans, as well as increased spreads on new loans, we expect to see continued margin improvement. Our net interest margin for the first nine months of 2008 was 3.06% as compared with 3.53% for the prior year nine-month period.

Non-interest income for the third quarter of 2008 was a loss of $32.4 million, as compared with income of $6.1 million for the third quarter of the prior year. Excluding the impact of the aforementioned other-than-temporary impairment charge of $37.4 million and the gain from the sale of property of $243,400, proforma (non-GAAP) non-interest income was $4.8 million for the third quarter of 2008, which was in line with the proforma non-interest income for the third quarter of 2007, which excluded the impact of the economic hedge. Non-interest income for the first nine months of 2008 was a loss of $20.6 million, as compared with income of $13.9 million for the nine months ended September 30, 2007. Excluding the impact of the aforementioned other-than-temporary impairment charge of $37.4 million and the gain from the sale of property of $243,400, proforma (non-GAAP) non-interest income was $16.5 million for the first nine months of 2008, which was a $3.2 million increase or 23.8% over the proforma non-interest income of $13.3 million for the same period of 2007, (which excluded the impact of the economic hedge). A comparison of proforma (non-GAAP) non-interest income for the third quarter and first nine months of 2008 as compared with the same periods in 2007 is as follows (in thousands):

                                   Three Months Ended Nine Months Ended
                                      September 30,     September 30,
                                    ----------------  ----------------
                                     2008     2007     2008     2007
                                    -------  -------  -------  -------
 Service charges on accounts        $ 1,320  $ 1,047  $ 3,372  $ 2,922
 Mortgage operations                    744      780    2,382    2,445
 Insurance operations                 1,187    1,287    4,243    4,126
 Brokerage operations                    97      210      291      672
 Gain on sales of securities
  and trading gains                     133       97      930      519
 Fair value gain on trust
  preferred securities                  376      576    2,218      626
 Other                                  895      778    3,035    1,990
                                    -------  -------  -------  -------
                                    $ 4,752  $ 4,775  $16,471  $13,300
                                    =======  =======  =======  =======

The increase in service charge revenue in the third quarter and first nine months of 2008 as compared with the same periods of the prior year was the result of increased transaction accounts from the expansion of six financial centers since September 2007 and a concentrated effort to increase fee income throughout 2008.

The decrease from Gateway's insurance operations in the third quarter of 2008 as compared with the same period of 2007 resulted from $22,600 less revenues from its title agency and a softening in property and casualty premiums during the third quarter of 2008 as compared to 2007. The increase from Gateway's insurance operations for the nine months ended September 30, 2008 as compared with the prior year nine-month period resulted from higher performance bonuses received during the first quarter of this year as compared with the prior year, which has more than offset the decrease in $43,600 in title revenues and softening in property and casualty premiums.

The decrease in revenue from the mortgage operation in the third quarter and nine-month period of 2008 as compared with the same periods of the prior year resulted from the nationwide housing market slowdown, lack of credit availability, and the softening of the economy; all of which has negatively affected the sale of loans into the secondary markets throughout 2008.

The decrease in brokerage operations in the third quarter and first nine months of 2008 as compared with the same periods of the prior year was the result of the departure of a broker from our North Carolina operations at the end of the third quarter of last year.

The increase in other income for the third quarter of 2008 as compared with the third quarter of 2007 was the result of gains of $181,600 higher income from BOLI that resulted from $14 million of additional BOLI purchased during January of 2008. The increase in other income for the nine months ended September 30, 2008 as compared with the same period of 2007 was the result of gains of $347,400 related to the sale of government sponsored loans in 2008 as compared with $37,100 for the nine-month period in 2007, and $495,800 higher income from the BOLI.

Gateway recognized a gain in the fair value of certain of its trust preferred securities of $2.2 million during the first nine months of 2008 as compared with $625,500 for the same nine-month period of 2007. Gateway elected the fair value option for certain trust preferred securities effective January 1, 2007, and under the accounting standards are required to mark these securities to market through the income statement as a component of non-interest income. As a result of the unusual credit conditions that the financial industry faced over the past year, the credit spreads on these debt securities started widening significantly beginning in the third quarter of 2007, resulting in a gain related to the fair value of the securities. At the time the fair value option was elected at the beginning of 2007, credit spreads on these types of securities were approximately 135 to 155 basis points over 3-month LIBOR. Currently, the credit spreads are approximately 475 basis points over 3-month LIBOR, and the markets are very illiquid.

For the third quarter of 2008, proforma non-interest income comprised 23.5% of proforma total revenues as compared with 26.0% for the third quarter of 2007. For the nine months ended September 30, 2008, proforma non-interest income comprised 28.2% of proforma total revenues of $58.3 million as compared with 27.4% for the same period in 2007.

Non-interest Expenses

Non-interest expense was $16.1 million for the third quarter of 2008, up $3.7 million or 30.3% from the $12.4 million reported for the third quarter of last year. Non-interest expense was $43.3 million for the nine months ended September 30, 2008, up $11.0 million or 34.0% from the $32.3 million reported for the same period in 2007. Of the $3.7 million increase in the third quarter, $1.34 million (or 35.8%) was related to expenses associated with the pending merger with Hampton Roads Bankshares, Inc., professional expenses related to potential capital raises that were discontinued at the time the merger was announced, and costs associated with an acquisition that was abandoned.

A comparison of non-interest expense for the third quarter and first nine months of 2008 as compared with the similar periods in 2007 is as follows (in thousands):

                                   Three Months Ended Nine Months Ended
                                      September 30,      September 30,
                                    ----------------  ----------------
                                     2008     2007     2008     2007
                                    -------  -------  -------  -------
 Salaries and benefits              $ 8,149  $ 6,935  $22,926  $17,920
 Occupancy and equipment              2,499    2,164    7,372    5,981
 Data processing fees                   627      538    1,907    1,417
 Other                                4,822    2,716   11,073    6,978
                                    -------  -------  -------  -------

                                    $16,097  $12,353  $43,278  $32,296
                                    =======  =======  =======  =======

The increase in salaries and benefits for the third quarter of 2008 as compared with the third quarter of 2007 was primarily related to expansion activities over the past 12 months. The Bank opened six new de novo financial centers and a loan production office over the last 12 months. Additionally, to support the growth over the last 12 months, credit administration and operational staff has increased. As a result, full-time equivalents ("FTE's) have increased from 413 at the end of the third quarter of 2007 to 514 at the end of the third quarter of 2008. The increase in salaries and benefits for the first nine months of 2008 as compared with the same period of 2007 was primarily related to expansion activities and The Bank of Richmond acquisition (in which 2008 included a full nine months of salaries and benefits, as compared with 2007 which only included four months of The Bank of Richmond expenses).

The increase in occupancy and equipment and data processing costs for the third quarter and the first nine months of 2008 was directly the result of adding the six de novo financial centers since September 2007 and The Bank of Richmond financial centers added in June of 2007.

The increase in other expenses for the third quarter and first nine months of 2008 as compared with the same periods of 2007 was primarily related to the $1.34 million of aforementioned non-recurring expenses related to the pending merger, capital raises, and abandoned acquisition; as well as higher FDIC insurance premiums associated with the growth in deposits, higher franchise taxes that have resulted from the franchise expansion in Virginia, and higher costs associated with other real estate owned.

Gateway's proforma efficiency ratio for the third quarter of 2008 was 72.82%, up from 66.63% for the third quarter of 2007 (both ratios were computed using proforma total revenues and proforma non-interest expenses as defined above). As a percentage of average assets, proforma non-interest expense (excluding the non-GAAP non-recurring expenses) dropped from 2.86% for the third quarter of 2007 to 2.73% for the third quarter of 2008 as Gateway continues to gain economies of scale from its maturing financial centers.

Loan and Asset Growth

Loans grew $91.1 million or 5.2% in the third quarter and have increased $435.2 million or 30.9% since September 30, 2007. Overall assets increased $152.9 million or 7.1% in the third quarter and have increased $542.0 million (31.2%) since September 30, 2007. At September 30, 2008, total assets were $2.28 billion. The growth in loans and assets is reflective of the Company's pre-existing investments in infrastructure (in particular Raleigh and Wilmington, North Carolina, and the Hampton Roads area and Richmond, Virginia).

Mr. Berry emphasized, "Despite the adverse economic and competitive climate, we are still in the business of lending money and our loan pipeline in the third quarter was aided by the retreat from lending activity by some large competitors as well as steady demand in most of our markets. As a percentage of the total loans outstanding, construction, acquisition and development loans have been steadily declining over the past year -- from 40.2% at September 30, 2007, to 38.2% at June 30, 2008, to 37.6% at September 30, 2008. We view this reduction as a prudent step, given current economic conditions, and expect this category to decline further in future quarters. Overall our markets remain solid and steady, as their local economies reflect consistent growth."

A break-down of the loan composition on a linked quarter basis and over the past 12 months is as follows (in thousands):

                      Sept 30, 2008    June 30, 2008    Sept 30, 2007
                     ---------------  ---------------  ---------------
                              Percent          Percent          Percent
                                 of               of              of
                       Amount  Total    Amount  Total    Amount  Total
                     ---------- ----  ---------- ----  ---------- ----
 Construction,
  acquisition, &
  Development        $  693,418 37.6% $  669,168 38.2% $  567,181 40.2%
 Commercial
  real estate           414,114 22.5%    400,168 22.8%    309,151 22.0%
 Commercial
  and industrial        330,712 17.9%    299,639 17.1%    223,620 15.9%
 Residential
  mortgage              249,597 13.5%    238,803 13.6%    174,028 12.4%
 Home equity            127,869  7.0%    119,013  6.8%    107,599  7.6%
 Consumer                16,568  0.9%     19,204  1.1%     20,792  1.5%
 Mortgage loans
  held for sale          10,813  0.6%      6,012  0.4%      5,491  0.4%
                     ---------- ----  ---------- ----  ---------- ----
   Total loans       $1,843,091  100% $1,752,007  100% $1,407,862  100%
                     ========== ====  ========== ====  ========== ====

As indicated in the above table, commercial loans and residential mortgage represented the majority of the growth over the past 12 months. The increase in commercial loans was spread between construction, acquisition and development, commercial real estate, and commercial & industrial. This growth was concentrated mainly in the Raleigh, Wilmington, Richmond, and greater Hampton Roads areas. The increase in residential mortgage loans was primarily jumbo mortgages originated through our mortgage subsidiary.

Asset Quality

Non-performing loans ("NPLs") were $7.8 million at September 30, 2008 as compared with $7.1 million at June 30, 2008. Non-performing loans increased slightly to 0.43% of loans outstanding at September 30, 2008 as compared with June 30, 2008 at 0.40% of loans outstanding. A break-out of the non-performing loans at September 30, 2008 by geographic region is as follows:

                                                              # of
     Region                           Amount    % of NPLs    Accounts
     ------                           ------    ---------    --------
 Albemarle                          $2,151,000        27.4%         19
 Hampton Roads                      $1,315,000        16.8%          3
 Outer Banks                        $2,489,000        31.7%         12
 Wilmington                         $1,427,000        18.2%          2
 Richmond                              $19,000         0.2%          3
 Raleigh Triangle                     $362,000         4.6%          2
 Other                                 $82,000         1.1%          1
                                    ----------  ----------  ----------
 Total non-performing loans         $7,845,000      100.00%         42

A break-out of the non-performing loans at September 30, 2008 by type is as follows:

                                                 % Loans      # of
         NPLs by Type                 Amount    Outstanding  Accounts
         ------------                 ------    -----------  --------
 HELOC                                $827,000        0.65%          5
 1 - 4 Family                       $3,083,000        1.24%          9
 Const & Development                $2,764,000        0.40%         10
 CRE                                  $163,000        0.04%          3
 C&I                                  $915,000        0.28%         11
 Consumer                              $93,000        0.56%          4
                                    ----------  ----------  ----------
 Total non-performing loans         $7,845,000        0.43%         42

Other real estate and repossessed assets was up slightly to $3.1 million at September 30, 2008, from $3.0 million in the prior quarter. The majority or 67.0% of the other real estate owned was located in the Outer Banks, with the remaining portion located in the Albemarle region of North Carolina. For the third quarter, net loan charge-offs were $820,000 or 0.18% annualized of average loans, as compared with net charge-offs in the second quarter of 2008 of $826,000 or 0.20%. For the nine months ended September 30, 2008, net charge-offs were 0.14% annualized of average loans as compared with 0.09% for the prior year nine-month period.

Total past dues were $7.2 million or 0.39% at September 30, 2008, up from 0.14% of loans outstanding at June 30, 2008. A break-out of the loan delinquencies at September 30, 2008 by type is as follows:

                                                             Percent
                                                             of Loans
 Past dues by type                                Amount   Outstanding
 -----------------                                ------   -----------
 HELOC                                            $885,000        0.69%
 1-4 Family Residential                         $1,060,000        0.42%
 Const & Development                            $3,755,000        0.54%
 CRE                                              $242,000        0.06%
 C&I                                              $827,000        0.25%
 Consumer                                         $478,000        2.88%
                                                ----------
 Total past dues                                $7,247,000        0.39%

At September 30, 2008, the allowance for loan losses was $22.8 million, or 1.24% of total loans (excluding loans held for sale), up from $15.3 million or 1.01% of total loans at the beginning of the year.

Mr. Berry added, "Given the ongoing turmoil in the financial marketplace, our credit quality numbers continue to hold up very well as compared to our peer group and national averages. We did see some increases in our delinquencies during the third quarter, and downgraded some existing credits to reflect the continuing softening of the economy and decreasing real estate values in some of our markets which negatively affected the fair value of the collateral for some of our potentially problem loans. These downgrades increased our potentially problem loans by approximately $4.2 million during the quarter. We have consistently been increasing our loan loss provision throughout the year, and added $5.4 million during the third quarter. The loan loss provision increase primarily reflects our loan growth for the quarter and the increase in our delinquencies and potentially problem loans. While our markets have been somewhat resilient to the problems felt throughout the rest of the country over the past year, we are not totally immune to these issues. The increase in our reserves is consistent with safe and sound banking practices, and we now have approximately 290% reserve coverage for the entire NPL balance. In this current environment our overall asset quality remains very good and continues to be a credit to the outstanding bankers and lenders we hire, as well as our conservative underwriting standards which speak to our fundamental strategy of competing on interest rate but not sacrificing on credit quality."

Deposit Growth and Borrowings

Deposits increased $215.8 million or 13.3% during the third quarter of 2008, and have increased $481.0 million, or 35.5%, over the past twelve months to $1.83 billion. Core deposits (including retail CDs) were up $95.8 million or 10.7% since September 30, 2007 to $992.2 million, and jumbo CDs were up $18.9 million, or 6.8% over the past 12 months to $295.9 million at September 30, 2008. Brokered deposits, which historically have been used to fund loan growth in the loan production offices, and more recently to provide lower cost funding and liquidity, grew $366.3 million over the past 12 months to $546.2 million at September 30, 2008. The mix of our brokered deposits changed significantly to provide a lower cost of funding during the period of significant interest rate decreases, as well as build cash balances during the third quarter. During the first nine months of 2008, $279.5 million of brokered money market accounts that carry an interest rate of 16 basis points over the effective fed funds rate have been obtained to replace $54.8 million of higher cost brokered CDs and fund a portion of the loan growth during 2008 at a variable rate that has decreased with the declining fed funds rate. These brokered accounts are less expensive than retail deposits, and have acted as a natural hedge against our variable loan portfolio during the falling rate environment we experienced during the first half of the year. Additionally, the Company began utilizing the Certificate of Deposit Account Registry Service or "CDARS" brokered deposit program during 2008. CDARS is a deposit swapping service that enables banks to provide their customers with access to millions of dollars of FDIC-insured CDs. CDARS allows banks to exchange customer deposits with one another (in sub-$100,000 increments) so that their customers can obtain FDIC protection while the banks can utilize the full amount of the large deposits for funding loans and adding liquidity. The Company gathered $95.6 million of the CDARS brokered deposits during 2008. Of the $336.3 million in brokered deposit growth, $224.6 million was related to the third quarter and was used primarily to repay $63.5 million of short-term borrowing and increase cash balances $96 million to provide excess liquidity during these turbulent times of bad publicity and bank failures in the third quarter. Core deposits comprised 54.1% of total deposits at September 30, 2008, jumbo CDs were 16.1%, and brokered deposits were 29.8%.

Borrowings, including junior subordinated debentures, totaled $273.9 million at September 30, 2008, up $42.4 million from twelve months ago, however, were $63.4 million lower than June 30, 2008 as brokered deposits were used to pay down short-term debt. On September 30, 2008, the Company obtained loans in the aggregate amount of approximately $31.0 million from Hampton Roads Bankshares, Inc. and its subsidiaries as part of its merger agreement. The loans are payable on demand and were used to terminate the Company's credit agreement with JPMorgan Chase Bank, N.A. dated May 30, 2008.

Stockholders' Equity

Stockholders' equity at September 30, 2008 totaled $163.5 million, an increase of $22.4 million, or 15.9%, from September 30, 2007. The increase was primarily related to an issuance of $23.2 million of Series A non-cumulative, perpetual preferred stock in December 2007 and $37.3 million of Series B non-convertible, non-cumulative, perpetual preferred stock in September 2008. The additional capital provided through this preferred stock was partially offset by the loss in the third quarter of this year that resulted primarily from the impairment charge of $37.4 million related to the investment in GSE preferred stock. As a result of favorable tax provisions included in the Emergency Economic Stabilization Act of 2008 ("EESA") that converted the loss on the preferred investments from a capital loss to an ordinary loss, the Company expects to realize a Federal tax benefit from the loss of approximately $12.7 million. However, since the Act was not passed until October 3, 2008, for GAAP purposes the tax benefit cannot be recognized until the fourth quarter of 2008; and, therefore, is not included in the third quarter financial statements. The federal banking and thrift regulatory agencies announced on October 17, 2008 that they will allow banks and bank holding companies to recognize the effect of the tax change included in the EESA in their third quarter 2008 regulatory capital calculations. At September 30, 2008, the Company had a total risk-based ratio of 10.53% and the Bank has a total risk-based ratio of 11.21%. All regulatory capital ratios remain in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "Our ability to raise $37.3 million in capital in a short time period in this challenging environment is reflective of the investor confidence in our strong management team, our ability to produce solid financial performance year after year, and the strategic opportunity that the merger with Hampton Roads Bankshares will provide."

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with thirty-seven full-service financial centers -- twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk, Charlottesville and Emporia (2); and sixteen in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper, Wake Forest, Wilmington, Chapel Hill, and Raleigh (3). The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, title insurance through its Gateway Title Agency, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.gwfh.com/.

The Gateway Financial Holdings, Inc. logo is available athttp://www.globenewswire.com/newsroom/prs/?pkgid=5269

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

              GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                     Consolidated Financial Highlights

                 3rd Qtr     2nd Qtr    1st Qtr    4th Qtr    3rd Qtr
                   2008       2008       2008       2007       2007
                ---------- ---------- ---------- ---------- ----------
         (Dollar amounts in thousands, except share and per share data)

 EARNINGS
  Net interest
   income       $   15,511 $   13,720 $   12,634 $   13,778 $   13,559
  Provision for
   loan losses  $    5,400 $    2,200 $    1,600 $    1,600 $      750
  Non Interest
   income
   (loss)       $  (32,356)$    4,841 $    6,878 $    3,881 $    6,118
  Economic hedge
   & OTTI
   Adjustments
   (1)          $  (37,351)$       -- $       -- $       -- $    1,343
  Gain (loss) on
   disposition
   of premises
   and
   equipment    $      243 $       (8)$        8 $       -- $       --
  Proforma
   non-interest
   income (2)   $    4,752 $    4,849 $    6,870 $    3,881 $    4,775
  Non Interest
   expense      $   16,097 $   13,755 $   13,426 $   12,645 $   12,353
  Nonrecurring
   Merger,
   Acquisitions,
   Capital
   Expenses     $   (1,342)$       -- $       -- $       -- $       --
  Proforma Non
   Int expense  $   14,755 $   13,755 $   13,426 $   12,645 $   12,353
  Pre-tax
   income
   (loss)       $  (38,342)$    2,606 $    4,486 $    3,414 $    6,574
  Net income
   (loss)       $  (37,427)$    1,960 $    3,123 $    2,270 $    4,216
  Basic earnings
   (loss) per
    share       $    (3.02)$     0.12 $     0.21 $     0.17 $     0.33
  Diluted
   earnings
   (loss) per
   share        $    (3.02)$     0.11 $     0.20 $     0.17 $     0.32
  Proforma
   diluted
   earnings per
   share (3)    $    (0.03)$     0.11 $     0.20 $     0.17 $     0.26
  Weighted
   average basic
   shares
   outstanding  12,557,631 12,535,189 12,502,990 12,589,210 12,630,561
  Weighted
   average
   diluted
   shares       12,557,631 12,852,137 12,863,436 13,000,662 13,096,695

 PERFORMANCE RATIOS
  Return on
   average
   assets            -6.92%      0.38%      0.65%      0.51%      0.98%
  Proforma
   return on
   average
   assets (3)         0.01%      0.38%      0.65%      0.51%      0.78%
  Return on
   average
   common
   equity          -154.41%      4.12%      7.38%      6.18%     11.96%
  Proforma
   return on
   average
   common
   equity (3)        -1.76%      4.12%      7.38%      6.18%      9.58%
  Net interest
   margin
   (fully tax-
   equivalent)        3.20%      3.03%      2.91%      3.40%      3.49%
  Non-interest
   income to
   total revenue       N/A      26.08%     35.25%     21.98%     31.09%
  Proforma
   non-interest
   income to
   total
   proforma
   revenue (2)       23.50%     26.11%     35.22%     21.98%     26.05%
  Non-interest
   expense to
   average
   assets             2.97%      2.69%      2.79%      2.82%      2.86%
  Efficiency
   ratio               N/A      74.11%     68.81%     71.61%     62.09%
  Proforma
   efficiency
   ratio (2)         72.82%     74.08%     68.84%     71.61%     66.63%
  Full-time
   equivalent
   employees           514        485        460        420        413

 CAPITAL
  Period-end
   equity to
   assets             7.17%      7.69%      8.31%      8.80%      8.12%
  Tier 1
   leverage
   capital ratio      8.61%      8.40%      9.00%      9.76%      8.57%
  Tier 1
   risk-based
   capital ratio      9.35%      8.88%      9.40%     10.43%      9.65%
  Total
   risk-based
   capital ratio     10.53%     10.89%     10.33%     11.40%     11.12%
  Book value
   per common
   share (2)    $     8.08 $    11.06 $    11.25 $    11.24 $    11.15
  Cash dividend
   per share    $     0.08 $     0.08 $     0.08 $     0.08 $     0.08

 ASSET QUALITY
  Gross loan
   charge-offs  $      827 $      830 $      123 $      350 $       50
  Net loan
   charge-offs  $      820 $      826 $      110 $      307 $       44
  Net loan
   charge-offs
   to average
   loans
   (annualized)       0.18%      0.20%      0.03%      0.08%      0.01%
  Allowance for
   loan losses  $   22,783 $   18,203 $   16,829 $   15,339 $   14,046
  Allowance for
   loan losses
   to total
   loans              1.24%      1.04%      1.04%      1.01%      1.00%
  Nonperforming
   loans        $    7,845 $    7,056 $    6,574 $    3,407 $    2,817
  NPL to total
   loans              0.43%      0.40%      0.40%      0.22%      0.20%
  Other real
   estate and
   repossessed
   assets       $    3,089 $    2,985 $      623 $      482 $      350

 END OF PERIOD BALANCES
  Loans (before
   allowance)   $1,843,091 $1,752,007 $1,635,318 $1,522,401 $1,407,861
  Total earning
   assets
   (before
   allowance)   $1,981,730 $1,919,577 $1,796,664 $1,688,914 $1,572,937
  Total assets  $2,279,684 $2,127,725 $1,992,685 $1,868,185 $1,737,245
  Deposits      $1,834,324 $1,618,541 $1,554,997 $1,408,919 $1,353,297
  Stockholders'
   equity       $  163,544 $  163,684 $  165,505 $  164,407 $  141,101

 AVERAGE BALANCES
  Loans (before
   allowance)   $1,793,470 $1,700,029 $1,581,520 $1,453,957 $1,376,807
  Total earning
   assets
   (before
   allowance)   $1,946,382 $1,859,981 $1,745,212 $1,607,473 $1,543,071
  Total assets  $2,153,004 $2,059,814 $1,938,216 $1,781,477 $1,711,453
  Interest
   -Bearing
   Deposits     $1,853,795 $1,464,419 $1,358,445 $1,224,835 $1,268,285
  Stockholders'
   equity       $  158,562 $  165,351 $  165,509 $  145,656 $  139,815

                                                   Year to Date
                                               9 Mos.        9 Mos.
                                                2008          2007
                                             -----------   -----------
         (Dollar amounts in thousands, except share and per share data)

 EARNINGS
  Net interest income                        $    41,865   $    35,307
  Provision for loan losses                  $     9,200   $     3,300
  Non Interest income (loss)                 $   (20,637)  $    13,884
  Economic hedge & OTTI Adjustments (1)      $   (37,351)  $       584
  Gain (loss) on disposition of premises
   and equipment                             $       243   $        --
  Proforma non-interest income (2)           $    16,471   $    13,300
  Non Interest expense                       $    43,278   $    32,296
  Nonrecurring Merger, Acquisitions,
   Capital Expenses                          $    (1,342)  $        --
  Proforma Non Int expense                   $    41,936   $    32,296
  Pre-tax income (loss)                      $   (31,250)  $    13,595
  Net income (loss)                          $   (32,344)  $     8,749
  Basic earnings (loss) per share            $     (2.70)  $      0.74
  Diluted earnings (loss) per share          $     (2.70)  $      0.72
  Proforma diluted earnings per share (3)    $      0.29   $      0.69
  Weighted average basic shares outstanding   12,532,031    11,749,204
  Weighted average diluted shares             12,532,031    12,116,100

 PERFORMANCE RATIOS
  Return on average assets                         -2.11%         0.80%
  Proforma return on average assets (3)             0.34%         0.76%
  Return on average common equity                 -44.29%         9.55%
  Proforma return on average
   common equity (3)                                4.76%         9.15%
  Net interest margin (fully tax-equivalent)        3.06%         3.53%
  Non-interest income to total revenue               N/A         28.22%
  Proforma non-interest income to total
   proforma revenue (2)                            28.24%        27.36%
  Non-interest expense to average assets            2.82%         2.94%
  Efficiency ratio                                   N/A         65.02%
  Proforma efficiency ratio (2)                    71.89%        67.39%
  Full-time equivalent employees                     514           413

 CAPITAL
  Period-end equity to assets                       7.17%         8.12%
  Tier 1 leverage capital ratio                     8.61%         8.57%
  Tier 1 risk-based capital ratio                   9.35%         9.65%
  Total risk-based capital ratio                   10.53%        11.12%
  Book value per common share (2)            $      8.08   $     11.15
  Cash dividend per share                    $      0.24   $      0.21

 ASSET QUALITY
  Gross loan charge-offs                     $     1,780   $       805
  Net loan charge-offs                       $     1,756   $       781
  Net loan charge-offs to
   average loans (annualized)                       0.14%         0.09%
  Allowance for loan losses                  $    22,783   $    14,046
  Allowance for loan losses to total loans          1.24%         1.00%
  Nonperforming loans                        $     7,845   $     2,817
  NPL to total loans                                0.43%         0.20%
  Other real estate and repossessed assets   $     3,089   $       350

 END OF PERIOD BALANCES
  Loans (before allowance)                   $ 1,843,091   $ 1,407,861
  Total earning assets (before allowance)    $ 1,981,730   $ 1,572,937
  Total assets                               $ 2,279,684   $ 1,737,245
  Deposits                                   $ 1,834,324   $ 1,353,297
  Stockholders' equity                       $   163,544   $   141,101

 AVERAGE BALANCES
  Loans (before allowance)                   $ 1,691,861   $ 1,197,841
  Total earning assets (before allowance)    $ 1,851,432   $ 1,337,613
  Total assets                               $ 2,049,835   $ 1,470,092
  Interest-Bearing Deposits                  $ 1,747,629   $ 1,225,628
  Stockholders' equity                       $   162,966   $   122,532

 (1) These non-GAAP adjustments include the other than temporary impairment (OTTI) of the GSE preferred stock and the gain and net cash settlement on the economic hedge.

 (2) Proforma non-interest income and proforma efficiency ratio are non-GAAP measures that exclude the gain (loss) and net cash settlements on economic hedge, OTTI on GSE preferred stock and loss on disposition of premises and equipment, that management believes provides more comparable, useful information
     to investors.

 (3) Proforma diluted earnings per share, ROAA, and ROAE are non-GAAP measures that exclude the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and
     equipment, net of income taxes using a 37.5% blended rate; and
     the OTTI of the GSE preferred stock, net of $465,000 of income taxes that management believes provides more comparable, useful information to investors.

 (4) Book value per common share calculation subtracts the liquidation value of the non-cumulative, perpetual preferred stock
     from net assets.

          GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
               Consolidated Statement of Operations

                                                  Three Months Ended

                                                     September 30
                                                     ------------
                                                  2008         2007
                                                  ----         ----

                                                Unaudited   Unaudited

                                                 (Dollar amounts in
                                                thousands, except share
                                                  and per share data)

 INTEREST INCOME
  Loans, including fees                         $   28,824  $   28,483
  Trading account securities                            47         626
  Investment securities - taxable                    1,614       1,186
                        - tax-exempt                   116         119
  Interest-earning bank deposits                        27         145
  Other interest and dividends                         207         200
                                                ----------  ----------
   Total interest income                            30,835      30,759
                                                ----------  ----------

 INTEREST EXPENSE
  Money market, NOW and savings                      4,139       3,351
  Time deposits                                      7,910      11,582
  Short-term debt                                      206         147
  Long-term debt                                     3,069       2,120
                                                ----------  ----------
   Total interest expense                           15,324      17,200
                                                ----------  ----------

   Net interest income                              15,511      13,559

  Provision for loan losses                          5,400         750
                                                ----------  ----------

   Net interest income after provision
    for loan losses                                 10,111      12,809
                                                ----------  ----------

 NON INTEREST INCOME (LOSS)
  Service charges on accounts                        1,320       1,047
  Mortgage operations                                  744         780
  Insurance operations                               1,187       1,287
  Brokerage operations                                  96         210
  Gain on sale of securities
   available for sale                                  146          --
  Gain and net cash settlements
   on economic hedge                                    --       1,343
  Other than temporary impairment
   of GSE securities                               (37,351)         --
  Gain (loss) from trading securities                  (13)         97
  Fair value gain on trust preferred securities        376         576
  Gain on disposition of property                      243          --
  Other income                                         896         778
                                                ----------  ----------
   Total non interest income (loss)                (32,356)      6,118
                                                ----------  ----------

 NON INTEREST EXPENSE
  Salaries and benefits                              8,149       6,935
  Occupancy and equipment                            2,499       2,164
  Data processing fees                                 627         538
  Other expense                                      4,822       2,716
                                                ----------  ----------
   Total non interest expense                       16,097      12,353
                                                ----------  ----------

   Income (loss) before income taxes               (38,342)      6,574

  Income tax expense (benefit)                        (915)      2,358
                                                ----------  ----------

   Net income (loss)                            $  (37,427) $    4,216

  Dividends on preferred stock                         512          --
                                                ----------  ----------

   Net income (loss) available
    to common shareholders                      $  (37,939) $    4,216
                                                ==========  ==========

    Basic earnings (loss) per share             $    (3.02)      $0.33

    Diluted earnings (loss) per share           $    (3.02)      $0.32

    Weighted avg. basic shares outstanding      12,557,631  12,630,561

    Weighted average diluted shares             12,557,631  13,096,695

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                   Consolidated Statement of Operations

                                                  Nine Months Ended

                                                     September 30
                                                     ------------
                                                   2008        2007
                                                   ----        ----
                                                Unaudited   Unaudited

                                                  (Dollar amounts in
                                                thousands, except share
                                                  and per share data)

 INTEREST INCOME
  Loans, including fees                         $   83,354  $   72,981
  Trading account securities                           451       1,487
  Investment securities - taxable                    5,014       2,705
                        - tax-exempt                   350         305
  Interest-earning bank deposits                        78         317
  Other interest and dividends                         746         591
                                                ----------  ----------
   Total interest income                            89,993      78,386
                                                ----------  ----------

 INTEREST EXPENSE
  Money market, NOW and savings                     10,788       8,217
  Time deposits                                     27,938      27,302
  Short-term debt                                      642         965
  Long-term debt                                     8,760       6,595
                                                ----------  ----------
   Total interest expense                           48,128      43,079
                                                ----------  ----------

   Net interest income                              41,865      35,307

  Provision for loan losses                          9,200       3,300
                                                ----------  ----------
   Net interest income after provision
    for loan losses                                 32,665      32,007
                                                ----------  ----------

 NON INTEREST INCOME (LOSS)
  Service charges on accounts                        3,372       2,922
  Mortgage operations                                2,382       2,445
  Insurance operations                               4,243       4,126
  Brokerage operations                                 291         672
  Gain on sale of securities
   available for sale                                  946         163
  Gain and net cash settlements
   on economic hedge                                    --         584
  Other than temporary impairment
   of GSE securities                               (37,351)         --
  Gain (loss) from trading securities                  (16)        356
  Fair value gain on trust preferred securities      2,218         626
  Gain on disposition of property                      243          --
  Other income                                       3,035       1,990
                                                ----------  ----------
   Total non interest income (loss)                (20,637)     13,884
                                                ----------  ----------

 NON INTEREST EXPENSE
  Salaries and benefits                             22,926      17,920
  Occupancy and equipment                            7,372       5,981
  Data processing fees                               1,907       1,417
  Other expense                                     11,073       6,978
                                                ----------  ----------
   Total non interest expense                       43,278      32,296
                                                ----------  ----------

   Income (loss) before income taxes               (31,250)     13,595

  Income taxes                                       1,094       4,846
                                                ----------  ----------

   Net income (loss)                            $  (32,344) $    8,749

  Dividends on preferred stock                       1,524          --
                                                ----------  ----------

   Net income (loss) available
    to common shareholders                      $  (33,868) $    8,749
                                                ==========  ==========

   Basic earnings (loss) per share              $    (2.70) $     0.74

   Diluted earnings (loss) per share            $    (2.70) $     0.72

   Weighted avg. basic shares outstanding       12,532,031  11,749,204

   Weighted average diluted shares              12,532,031  12,116,100

          GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                    Consolidated Balance Sheets

                                     Sept 30,    Dec 31,     Sept 30,
                                       2008       2007 *       2007
                                    ----------  ----------  ----------
                                    Unaudited                Unaudited
                                       (Dollar amounts in thousands)
 ASSETS
  Cash and due from banks           $  129,559  $   19,569  $   20,752
  Interest-earnings deposits
   in other banks                          377       1,092       3,401
                                    ----------  ----------  ----------
     Total cash and cash equivalents   129,936      20,661      24,153

  Trading securities                        --      23,011      44,007
  Securities available for sale        120,610     126,750     103,481
  Federal Home Loan Bank stock          10,954      10,312       8,850
  Federal Reserve Bank stock             6,698       5,348       5,337
  Mortgage loans held for sale          10,813       5,624       5,491

  Loans                              1,832,278   1,516,777   1,402,370
  Allowance for loan losses            (22,783)    (15,339)    (14,046)
                                    ----------  ----------  ----------
   Total loans, net                  1,809,495   1,501,438   1,388,324

  Premises and equipment, net           74,294      73,614      56,300
  Bank owned life insurance policies    41,397      26,105      25,847
  Goodwill and intangible assets        50,612      51,075      51,865
  Accrued interest receivable            8,394      12,330      12,817
  Real estate owned                      3,089         482         350
  Other assets                          13,392      11,435      10,423
                                    ----------  ----------  ----------
   Total assets                     $2,279,684  $1,868,185  $1,737,245
                                    ==========  ==========  ==========

 LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Deposits:
   Noninterest-bearing              $  124,556  $  123,885  $  127,909
   Interest-bearing                  1,709,768   1,285,034   1,225,388
                                    ----------  ----------  ----------
    Total deposits                   1,834,324   1,408,919   1,353,297

  Short-term debt                       30,965      33,000      14,500
  Long-term debt                       242,885     249,102     216,937
  Accrued expenses
   and other liabilities                 7,966      12,757      11,410
                                    ----------  ----------  ----------
    Total liabilities                2,116,140   1,703,778   1,596,144

 STOCKHOLDERS' EQUITY
  Non-Cumulative, Perpetual
   Preferred Stock                      23,182      23,182          --
  Series B Non-Convertible Non
   Cumm Perpetual Pref Stock            37,301          --          --
  Common stock                         128,121     127,258     128,341
  Retained earnings (deficit)          (22,131)     14,991      13,812
  Accumulated other
   comprehensive loss                   (2,929)     (1,024)     (1,052)
                                    ----------  ----------  ----------
    Total stockholders' equity         163,544     164,407     141,101

                                    ----------  ----------  ----------
    Total liabilities
     and stockholders' equity       $2,279,684  $1,868,185  $1,737,245
                                    ==========  ==========  ==========

 * Derived from audited financial statements.

CONTACT: Gateway Financial Holdings, Inc.
         D. Ben Berry, Chairman, President and CEO
         Ted Salter, Senior EVP and CFO
         (757) 422-8004

         Cameron Associates
         Paul G. Henning
         (212) 554-5462
         phenning@cameronassoc.com